Exhibit 99.1

Steel Connect Reports Second Quarter Fiscal 2024 Financial Results

Second Quarter 2024 Results

•Net revenue totaled $43.0 million, as compared to $50.8 million in the same period of the prior fiscal year.
•Net income was $5.3 million, as compared to a net loss of $0.5 million in the same period of the prior fiscal year.
•Net income available to common stockholders was $4.8 million, as compared to a net loss available to common stockholders of $1.1 million in the same period of the prior fiscal year.
•Adjusted EBITDA* was $3.7 million, as compared to $4.6 million in the same period of the prior fiscal year.
•Net cash provided by operating activities was $0.1 million.
•Free Cash Flow* totaled $(1.1) million.
•Total debt was $12.9 million; Net Cash* totaled $263.5 million.

Six-Month Fiscal Year-to-Date Financial Results

•Net revenue totaled $84.4 million, as compared to $102.1 million in the same period of the prior fiscal year.
•Net income was $9.8 million, as compared to $4.4 million in the same period of the prior fiscal year.
•Net income available to common stockholders was $8.7 million, as compared to $3.4 million in the same period of the prior fiscal year.
•Adjusted EBITDA* was $7.5 million, as compared to $11.9 million in the same period of the prior fiscal year.
•Net cash provided by operating activities was $6.7 million.
•Free Cash Flow* totaled $5.0 million.

*    See reconciliations of these non-GAAP measurements to the most directly comparable GAAP measures included in the financial tables. See also "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of these non-GAAP measures.

NEW YORK, NY (March 15, 2024) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN) today announced financial results for its second quarter ended January 31, 2024.

Results of Operations

The financial information and discussion that follows below are for the Company's operations.

Due to the application of pushdown accounting in connection with the exchange transaction ("Exchange Transaction") on May 1, 2023 with Steel Partners Holdings L.P. (“Steel Partners”), the Company’s consolidated financial statements include a black line division between the two distinct periods to indicate the application of two different bases of accounting, which may not be comparable, between the periods presented. The pre-exchange period through April 30, 2023, is referred to as the "Predecessor" period. The post-exchange period, May 1, 2023, and onward, includes the impact of pushdown accounting and is referred to as the "Successor" period.

As it relates to the results of operations, while the Successor period and the Predecessor period are distinct reporting periods, the effects of the change of control for financial statement purposes did not have a material impact on the comparability of our results of operations between the periods, unless otherwise noted related to the impact from pushdown accounting.

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended January 31,	Three Months Ended January 31,	Six Months Ended January 31,	Six Months Ended January 31,
	2024	2023	2024	2023
	(in thousands)
Net revenue	$43,045	$50,781	$84,386	$102,140
Net income (loss)	5,346	(526)	9,782	4,431
Net income (loss) available to common stockholders	$4,809	$(1,063)	$8,709	$3,357
Adjusted EBITDA*	$3,701	$4,631	$7,458	$11,912
Adjusted EBITDA margin*	8.6%	9.1%	8.8%	11.7%
Net cash provided by operating activities	78	1,336	6,661	9,588
Additions to property and equipment	(1,148)	(318)	(1,700)	(866)
Free cash flow*	$(1,070)	$1,018	$4,961	$8,722

*    See reconciliations of these non-GAAP measurements to the most directly comparable GAAP measures included in the financial tables. See also "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of these non-GAAP measures.

Comparison of the Second Quarter and Six Months Ended January 31, 2024 and 2023

	Successor	Predecessor		Successor	Predecessor
	Three Months Ended January 31,	Three Months Ended January 31,		Six Months Ended January 31,	Six Months Ended January 31,
	(unaudited in thousands)
	2024	2023	Fav (Unfav) ($)	2024	2023	Fav (Unfav) ($)
Net revenue	$43,045	$50,781	$(7,736)	$84,386	$102,140	$(17,754)
Cost of revenue	(31,698)	(37,719)	6,021	(61,564)	(74,813)	13,249
Gross profit	11,347	13,062	(1,715)	22,822	27,327	(4,505)
Gross profit percentage	26.4%	25.7%	—	27.0%	26.8%	—
Selling, general and administrative	(8,732)	(10,459)	1,727	(17,527)	(20,845)	3,318
Amortization	(893)	—	(893)	(1,768)	—	(1,768)
Interest expense	(249)	(848)	599	(496)	(1,674)	1,178
Other gains (losses), net	4,067	(2,627)	6,694	7,616	402	7,214
Total costs and expenses	(37,505)	(51,653)	14,148	(73,739)	(96,930)	23,191
Income (loss) before income taxes	5,540	(872)	6,412	10,647	5,210	5,437
Income tax (expense) benefit	(194)	346	(540)	(865)	(779)	(86)
Net income (loss)	$5,346	$(526)	$5,872	$9,782	$4,431	$5,351

Net Revenue

Net revenue for the second quarter decreased $7.7 million, or 15.2%, as compared to the same period in the prior fiscal year. This decrease in net revenue was primarily driven by lower volumes associated with existing clients in the computing and consumer electronics markets, offset partially by new business revenue and new program starts with clients in the consumer electronics market.

Net revenue for the six months ended January 31, 2024 decreased $17.8 million, or 17.4%, as compared to the six months ended January 31, 2023. This decrease in net revenue was primarily driven by lower volumes associated with existing clients in the computing and consumer electronics markets, partially offset by new business revenue and new program starts with clients in the consumer electronics market. Fluctuations in foreign currency exchange rates had an insignificant impact on net revenues for the three and six month periods ended January 31, 2024 and 2023, respectively.

Cost of Revenue

Total cost of revenue decreased by $6.0 million or 16.0% for the second quarter, as compared to the same period in the prior fiscal year. This was primarily driven by a decrease in materials procured on behalf of our clients of $6.9 million as a result of lower sales volumes associated with existing clients in the computing and consumer electronics markets. The decrease in cost of materials was partially offset by increases in labor costs for new business revenue in the consumer electronics market.

Total cost of revenue decreased by $13.2 million or 17.7% for the six months ended January 31, 2024, as compared to the six months ended January 31, 2023. This was primarily driven by a decrease in materials procured on behalf of our clients of $12.8 million as a result of lower sales volumes associated with clients in the computing and consumer electronics markets. Fluctuations in foreign currency exchange rates had an insignificant impact on cost of revenues for the three and six month periods ended January 31, 2024 and 2023, respectively.

Gross Profit Margin

Gross profit decreased $1.7 million or 13.1% in the second quarter as compared to the same period in the prior fiscal year primarily due to the lower sales volume discussed above. Gross profit percentage increased 70 basis points to 26.4% from 25.7% in the second quarter as compared to the same period in the prior fiscal year, primarily due to changes in customer sales mix.

Gross profit decreased $4.5 million or 16.5% in the six months ended January 31, 2024 as compared to the six months ended January 31, 2023, primarily driven by lower sales volume discussed above. The gross profit percentage remained relatively unchanged from the prior period. Fluctuations in foreign currency exchange rates had an insignificant impact on the Company's gross margin for the three and six month periods ended January 31, 2024 and 2023, respectively.

Selling, General and Administrative

Selling, general and administrative ("SG&A") expenses during the second quarter decreased by approximately $1.7 million or 16.5% as compared to the same period in the prior fiscal year due to Corporate-level activity, which decreased by $1.4 million primarily due to a decrease in legal and other professional fees.

SG&A expenses decreased by approximately $3.3 million or 15.9% during the six months ended January 31, 2024 as compared to the six months ended January 31, 2023. SG&A expenses for ModusLink Corporation ("Supply Chain") decreased by $0.8 million primarily due to bad debt expense recorded for a client in the consumer products industry during the six months ended January 31, 2023 that did not reoccur during the six months ended January 31, 2024. Corporate-level activity decreased by $2.5 million, primarily due to a decrease in legal and other professional fees. Fluctuations in foreign currency exchange rates did not have a significant impact on SG&A expenses for the three and six month periods ended January 31, 2024 and 2023, respectively.

Amortization Expense

Amortization expense of $0.9 million and $1.8 million for the three and six months ended January 31, 2024, respectively, was driven by the recognition of intangible assets in connection with the application of pushdown accounting as a result of the Exchange Transaction. As the Exchange Transaction closed on May 1, 2023, there was no activity for the three and six month periods ended January 31, 2023.

Interest Expense

Interest expense during the three and six months ended January 31, 2024 decreased $0.6 million and $1.2 million, respectively, as compared to the three and six months ended January 31, 2023, primarily due to the cessation of the amortization of the discount on the 7.50% Convertible Senior Note due September 1, 2024 (the “SPHG Note”) as of May 1, 2023, the date of the Exchange Transaction.

Other Gains (Losses), Net
Other gains, net are primarily composed of investment gains (losses), fair value remeasurement gains (losses), foreign exchange gains (losses), interest income, and sublease income.
The Company recorded $4.1 million to Other gains, net for the three months ended January 31, 2024, primarily due to: (1) $3.5 million interest income earned on money market funds and (2) $1.0 million of net realized and unrealized gains recognized on investments in equity securities. This activity was partially offset by $0.6 million in unrealized losses recognized as a result of the fair value remeasurement of the SPHG Note at January 31, 2024. The Company recorded $2.6 million to Other losses, net, for the three months ended January 31, 2023 primarily due to $3.3 million in foreign exchange net losses.

The Company recorded $7.6 million to Other gains, net for the six months ended January 31, 2024, primarily due to: (1) $6.7 million interest income earned on money market funds and (2) $0.6 million of net realized and unrealized gains recognized on investments in equity securities. This activity was offset partially by $0.4 million unrealized losses recognized as a result of the fair value remeasurement of the SPHG Note. The Company recorded $0.4 million to Other gains, net, for the six months ended January 31, 2023, primarily due to (1) $0.6 million sublease income and (2) $0.5 million interest income earned on money market funds. This activity was offset partially by $0.8 million foreign exchange net losses.

Income Tax (Expense) Benefit

During the second quarter, the Company recorded income tax expense of approximately $0.2 million as compared to a $0.3 million income tax benefit for the same period in the prior fiscal year. The change in income tax expense is primarily due to higher taxable income in foreign jurisdictions, as compared to the prior fiscal year.

During the six months ended January 31, 2024, the Company recorded income tax expense of approximately $0.9 million as compared to $0.8 million for the six months ended January 31, 2023. The increase in income tax expense is primarily due to higher taxable income in foreign jurisdictions for the six months ended January 31, 2024 as compared to the six months ended January 31, 2023.

Net Income

Net income for the second quarter increased $5.9 million, as compared to the same period in the prior fiscal year. The increase in net income is largely driven by the $6.7 million favorable change in activity recorded to Other gains (losses), net. Refer to above explanations for further details.

Net income for the six months ended January 31, 2024 increased $5.4 million, as compared to the six months ended January 31, 2023. The increase in net income is primarily due to the $7.2 million favorable change in activity recorded in Other gains, net. Lower SG&A expenses also contributed to the increase in net income, offset partially by lower gross profits. Refer to above explanations for further details.

Additions to Property and Equipment (Capital Expenditures)

Capital expenditures for the second quarter totaled $1.1 million, or 2.7% of net revenue, as compared to $0.3 million, or 0.6% of net revenue, for the same period in the prior fiscal year.

Capital expenditures for the six months ended January 31, 2024 totaled $1.7 million, or 2.0% of net revenue, as compared to $0.9 million, or 0.8% of net revenue, for the six months ended January 31, 2023.

Adjusted EBITDA

Adjusted EBITDA decreased $0.9 million, or 20.1%, for the second quarter as compared to the same period in the prior fiscal year, primarily due to lower operational net income.

Adjusted EBITDA decreased $4.5 million, or 37.4%, for the six months ended January 31, 2024 as compared to the six months ended January 31, 2023, primarily due to due to lower operational net income.

Liquidity and Capital Resources

As of January 31, 2024, the Company had cash and cash equivalents of $276.4 million and ModusLink had readily available borrowing capacity of $11.9 million under its revolving credit facility with Umpqua Bank.

As of January 31, 2024, the fair value of outstanding debt was $12.9 million, which was comprised of $12.9 million principal outstanding on the SPHG Note.

About Steel Connect, Inc.

Steel Connect, Inc. is a holding company whose wholly-owned subsidiary, ModusLink Corporation, serves the supply chain management market.

ModusLink is an end-to-end global supply chain solutions and e-commerce provider serving clients in markets such as consumer electronics, communications, computing, medical devices, software and retail. ModusLink designs and executes critical elements in its clients' global supply chains to improve speed to market, product customization, flexibility, cost, quality and service. These benefits are delivered through a combination of industry expertise, innovative service solutions, and integrated operations, proven business processes, an expansive global footprint and world-class technology. ModusLink also produces and licenses an entitlement management solution powered by its enterprise-class Poetic software, which offers a complete solution for activation, provisioning, entitlement subscription, and data collection from physical goods (connected products) and digital products. ModusLink has an integrated network of strategically located facilities in various countries, including numerous sites throughout North America, Europe and Asia.

– Financial Tables Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	Successor
	January 31, 2024	July 31, 2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$276,422	$121,372
Accounts receivable, trade, net	29,179	28,616
Inventories, net	7,742	8,569
Funds held for clients	2,479	2,031
Prepaid expenses and other current assets	5,550	158,686
Total current assets	321,372	319,274
Property and equipment, net	4,433	3,698
Operating lease right-of-use assets	24,813	27,098
Investments	3,174	—
Other intangible assets, net	32,821	34,589
Goodwill	22,785	22,785
Other assets	3,317	3,737
Total assets	$412,715	$411,181

LIABILITIES, CONTINGENTLY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$25,463	$26,514
Accrued expenses	21,936	26,774
Funds held for clients	2,445	1,949
Current lease obligations	9,027	7,973
Convertible note payable	12,903	—
Other current liabilities	3,843	4,544
Total current liabilities	75,617	67,754
Convertible note payable	—	12,461
Long-term lease obligations	16,135	19,161
Other long-term liabilities	5,867	5,442
Total long-term liabilities	22,002	37,064
Total liabilities	97,619	104,818

Contingently redeemable preferred stock	237,739	237,739

Total stockholders' equity	77,357	68,624
Total liabilities, contingently redeemable preferred stock and stockholders' equity	$412,715	$411,181

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended January 31,	Three Months Ended January 31,	Six Months Ended January 31,	Six Months Ended January 31,
	2024	2023	2024	2023
Net revenue	$43,045	$50,781	$84,386	$102,140
Cost of revenue	31,698	37,719	61,564	74,813
Gross profit	11,347	13,062	22,822	27,327
Operating expenses:
Selling, general and administrative	8,732	10,459	17,527	20,845
Amortization	893	—	1,768	—
Total operating expenses	9,625	10,459	19,295	20,845
Operating income	1,722	2,603	3,527	6,482
Other income (expense):
Interest income	3,499	332	6,718	476
Interest expense	(249)	(848)	(496)	(1,674)
Other gains (losses), net	568	(2,959)	898	(74)
Total other income (loss)	3,818	(3,475)	7,120	(1,272)
Income (loss) before income taxes	5,540	(872)	10,647	5,210
Income tax expense (benefit)	194	(346)	865	779
Net income (loss)	5,346	(526)	9,782	4,431
Less: Preferred dividends on Series C redeemable preferred stock	(537)	(537)	(1,073)	(1,074)
Net income (loss) available to common stockholders	$4,809	$(1,063)	$8,709	$3,357

Net income (loss) per common shares - basic	$0.18	$(0.16)	$0.33	$0.52

Net income (loss) per common shares - diluted	$0.18	$(0.16)	$0.33	$0.52

Weighted-average number of common shares outstanding - basic	6,211	6,448	6,205	6,442
Weighted-average number of common shares outstanding - diluted	26,083	6,448	26,075	6,496

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Successor	Predecessor
	Six Months Ended January 31,	Six Months Ended January 31,
	2024	2023
Cash flows from operating activities:
Net income	$9,782	$4,431
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation	885	924
Amortization of finite-lived intangible assets	1,768	—
Amortization of deferred financing costs	—	24
Accretion of debt discount	—	1,056
Share-based compensation	297	355
Non-cash lease expense	4,479	4,488
Bad debt expense	—	964
Other (gains) losses, net	(898)	74
Changes in operating assets and liabilities:
Accounts receivable, net	(802)	2,734
Inventories, net	640	(493)
Prepaid expenses and other current assets	(1,449)	(1,536)
Accounts payable and accrued expenses	(4,868)	(1,016)
Refundable and accrued income taxes, net	(510)	(845)
Other assets and liabilities	(2,663)	(1,572)
Net cash provided by operating activities	6,661	9,588
Cash flows from investing activities:
Purchases of investments	(5,519)	—
Proceeds from sales of investments	157,468	—
Additions of property and equipment	(1,700)	(866)
Proceeds from the disposition of property and equipment	—	16
Net cash provided by (used in) investing activities	150,249	(850)
Cash flows from financing activities:
Preferred dividend payments	(1,073)	(1,074)
Repayments on capital lease obligations	—	(38)
Net cash used in financing activities	(1,073)	(1,112)
Net effect of exchange rate changes on cash, cash equivalents and restricted cash	(339)	1,110
Net increase in cash, cash equivalents and restricted cash	155,498	8,736
Cash, cash equivalents and restricted cash, beginning of period	123,403	58,045
Cash, cash equivalents and restricted cash, end of period	$278,901	$66,781

Cash and cash equivalents, end of period	$276,422	$62,427
Restricted cash for funds held for clients, end of period	2,479	4,354
Cash, cash equivalents and restricted cash, end of period	$278,901	$66,781

Steel Connect, Inc. and Subsidiaries
Segment Data
(in thousands)
(unaudited)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended January 31,	Three Months Ended January 31,	Six Months Ended January 31,	Six Months Ended January 31,
	2024	2023	2024	2023
	(Unaudited)
Net revenue:
Supply Chain	$43,045	$50,781	$84,386	$102,140
Total segment net revenue	43,045	50,781	84,386	102,140
Operating income:
Supply Chain	3,065	5,388	5,740	11,238
Total segment operating income	3,065	5,388	5,740	11,238
Corporate-level activity	(1,343)	(2,785)	(2,213)	(4,756)
Total operating income	1,722	2,603	3,527	6,482
Total other income (expense), net	3,818	(3,475)	7,120	(1,272)
Income (loss) before income taxes	$5,540	$(872)	$10,647	$5,210

Steel Connect, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

EBITDA and Adjusted EBITDA Reconciliations:

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended January 31,	Three Months Ended January 31,	Six Months Ended January 31,	Six Months Ended January 31,
	2024	2023	2024	2023
Net income (loss)	$5,346	$(526)	$9,782	$4,431

Interest income	(3,499)	(332)	(6,718)	(476)
Interest expense	249	848	496	1,674
Income tax expense (benefit)	194	(346)	865	779
Depreciation	450	465	885	924
Amortization	893	—	1,768	—
EBITDA	3,633	109	7,078	7,332

Strategic consulting and other related professional fees	—	181	—	832
Executive severance and employee retention	—	(34)	—	(150)
Restructuring and restructuring-related expense	125	—	125	—
Share-based compensation	160	178	297	355
Loss on sale of long-lived assets	1	—	1	16
Unrealized foreign exchange losses, net	366	4,240	317	3,728
Other non-cash gains, net	(584)	(43)	(360)	(201)
Adjusted EBITDA	$3,701	$4,631	$7,458	$11,912

Net revenue	$43,045	$50,781	$84,386	$102,140
Adjusted EBITDA margin	8.6%	9.1%	8.8%	11.7%

Free Cash Flow Reconciliation:

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended January 31,	Three Months Ended January 31,	Six Months Ended January 31,	Six Months Ended January 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$78	$1,336	$6,661	$9,588
Additions to property and equipment	(1,148)	(318)	(1,700)	(866)
Free cash flow	$(1,070)	$1,018	$4,961	$8,722

Net Cash (Debt) Reconciliation:

	Successor
	January 31, 2024	July 31, 2023
Total debt, net	(12,903)	(12,461)
Cash and cash equivalents	276,422	121,372
Net cash	$263,519	$108,911

Note Regarding Use of Non-GAAP Financial Measurements

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA, Adjusted EBITDA, Free Cash Flow and Net Cash (Debt), all of which are non-GAAP financial measures, to assess its performance. EBITDA represents earnings (losses) before interest income, interest expense, income tax expense (benefit), depreciation, and amortization. We define Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense (benefit), depreciation, amortization, strategic consulting and other related professional fees, executive severance and employee retention, restructuring and restructuring-related expense, share-based compensation, (gain) loss on sale of long-lived assets, impairment of long-lived assets, unrealized foreign exchange (gains) losses, net, and other non-cash (gains) losses, net. The Company defines Free Cash Flow as net cash provided by (used in) operating activities less additions to property and equipment, and defines Net Cash (Debt) as the sum of total debt, excluding reductions for unamortized discounts and issuance costs, less cash and cash equivalents.

We believe that providing these non-GAAP measurements to investors is useful, as these measures provide important supplemental information of our performance to investors and permit investors and management to evaluate the operating performance of our business. These measures provide useful supplemental information to management and investors regarding our operating results as they exclude certain items whose fluctuation from period-to-period do not necessarily correspond to changes in the operating results of our business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of certain incentive compensation for executive officers and other key employees based on operating performance, determining compliance with certain covenants in the Company's credit facilities, and evaluating short-term and long-term operating trends in our core business. We use Free Cash Flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations, and similar to the use of Net Cash (Debt), assists management with its capital planning and financing considerations.

We believe that these non-GAAP financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Further, we believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making. These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

Some of the limitations of EBITDA and Adjusted EBITDA include:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

In addition, Net Cash (Debt) assumes the Company's cash and cash equivalents can be used to reduce outstanding debt without restriction, while Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures and excludes the Company's remaining investing activities and financing activities, including the requirement for principal payments on the Company's outstanding indebtedness.

See reconciliations of these non-GAAP measures to the most directly comparable GAAP measures included in the financial tables of this release.

Net Operating Loss Carryforwards

The Company's Restated Certificate of Incorporation (the “Protective Amendment”) and Amended Tax Benefits Preservation Plan (the “Tax Plan”) includes provisions designed to protect the tax benefits of the Company's net operating loss carryforwards by preventing certain transfers of our securities that could result in an "ownership change" (as defined under Section 382 of the Internal Revenue Code). The Protective Amendment generally restricts any direct or indirect transfer if the effect would be to (i) increase the direct, indirect or constructive ownership of any stockholder from less than 4.99 percent to 4.99 percent or more of the shares of common stock then outstanding or (ii) increase the direct, indirect or constructive ownership of any stockholder owning or deemed to own 4.99 percent or more of the shares of common stock then outstanding. Pursuant to the Protective Amendment, any direct or indirect transfer attempted in violation of the Protective Amendment would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of the shares would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the Protective Amendment (the "excess stock") for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such shares, or in the case of options, receiving shares in respect of their exercise. Pursuant to the Tax Plan and subject to certain exceptions, if a stockholder (or group) becomes a 4.99-percent stockholder after adoption of the Tax Plan, certain rights attached to each outstanding share of our common stock would generally become exercisable and entitle stockholders (other than the new 4.99-percent stockholder or group) to purchase additional shares of the Company at a significant discount, resulting in substantial dilution in the economic interest and voting power of the new 4.99-percent stockholder (or group). In addition, under certain circumstances in which the Company is acquired in a merger or other business combination after an non-exempt stockholder (or group) becomes a new 4.99-percent stockholder, each holder of a right (other than the new 4.99-percent stockholder or group) would then be entitled to purchase shares of the acquiring company's common stock at a discount. For further discussion of the Company's tax benefits preservation plan, please see the Company's filings with the SEC.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: changes in the Company’s relationships with significant clients; fluctuations in demand for our products and services; the Company’s ability to achieve and sustain operating profitability; demand variability from clients without minimum purchase requirements; general economic conditions and public health crises; intense competition in the Company’s business; risks relating to impairment, misappropriation, theft and credit-related issues with respect to funds held for the Company’s clients; a decrease in our key business sectors or a reduction in consumer demand; our ability to maintain adequate inventory levels; our ability to raise or access capital in the future; difficulties increasing operating efficiencies and effecting cost savings; loss of essential employees or an inability to recruit and retain personnel; the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions; risks inherent with conducting international operations, including the Company’s operations in Mainland China; the risk of damage, misappropriation or loss of the physical or intellectual property of the Company’s clients; disruptions in or breaches of the Company’s technology systems; failure to settle disputes and litigation on terms favorable to the Company; the Company's ability to preserve and monetize its net operating losses; changes in tax rates, laws or regulations; the vast majority of the voting power of our capital stock is owned and controlled by Steel Partners Holdings, L.P.; potential conflicts of interest arising from the interests of the members of the Company’s board of directors in Steel Holdings and its affiliates; risks related to the reverse/forward stock split; potential restrictions imposed by its indebtedness; and potential adverse effects from changes in interest rates. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Annual Report on Form 10-K filed with the SEC on November 8, 2023. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Jennifer Golembeske
914-461-1276
investorrelations@steelconnectinc.com